Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 333-198888, 333-201434 and 333-201436 on Form S-3 and in Registration Statements Nos. 333-176438, 333-183290 and 333-209614 on Form S-8 of American Midstream Partners, LP of our report dated May 31, 2016 relating to the financial statements of Wilprise Pipeline Company, L.L.C. as of and for the year ended December 31, 2015, appearing in this Current Report on Form 8-K/A filed by American Midstream Partners, LP on July 7, 2016.

/s/ Deloitte & Touche LLP
Houston, Texas

July 7, 2016